Exhibit 10.2

Execution Version

EXPANSION AGREEMENT

by and among

Sprint Spectrum L.P.,

SprintCom, Inc.

and

Shenandoah Personal Communications, LLC

dated as of

February 1, 2018

Exhibits

Exhibit A	Form of Shentel Affiliate Addendum
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale

EXPANSION AGREEMENT

(Richmond, VA, Lancaster Co., PA, Eastern Kentucky & West Va.)

THIS EXPANSION AGREEMENT (this “Agreement”) is made as of February 1, 2018, by and among Sprint Spectrum L.P., a Delaware limited partnership (“Spectrum”), SprintCom, Inc., a Kansas corporation (“SprintCom,” and, together with Spectrum, collectively “Sprint”), and Shenandoah Personal Communications, LLC, a Virginia limited liability company (“Shentel”). Sprint and Shentel are individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used herein without definition have the meanings ascribed to such terms in Article I.

RECITALS

WHEREAS, the existing business relationship between Shentel, Sprint and their respective Affiliates is governed by, among other agreements, the Management Agreement and the Services Agreement (collectively, as amended, the “Shentel Affiliate Agreements”); and

WHEREAS, Shentel and Sprint desire to (i) expand the Shentel service area under the Shentel Affiliate Agreements into certain areas in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia, and (ii) engage in the other transactions as contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise.

“Business Day” shall mean any day, other than Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the State of New York.

“Consent” shall mean all Governmental Authorizations and consents, registrations, approvals, permits, authorizations or waivers of other third parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expansion Area” shall mean the “Second Expansion Area” (as such term is defined in the Shentel Affiliate Addendum), which consists of certain areas in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia.

“Governmental Authorizations” shall mean any license, permit, notice, certificate of authority, waiver, variance, order, operating rights, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower, or to own or use an asset or process, in each case issued or granted by a Governmental Entity.

“Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, court, agency, department, division, commission, body or other legislative, executive or judicial governmental entity, including any subdivision thereof and any entity specifically designated by Law to administer, manage or oversee any governmental or regulatory program established under federal or state Law.

“Homed” shall mean, with respect to a Subscriber, the geographic area covered by such Subscriber’s NPA-NXX.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of any of the applicable Party’s executive officers.

“Law” shall mean all federal, state, local or non-U.S. laws, statutes, ordinances, codes, rules, regulations and decrees of Governmental Entities.

“Lien” shall mean pledges, liens, charges, mortgages, deeds of trust, restrictions, covenants, title retention agreements, options, leases, licenses, easements, encroachments, encumbrances and security interests of any kind or nature whatsoever.

“Management Agreement” shall mean the Sprint PCS Management Agreement, dated as of November 5, 1999, by and among Spectrum, SprintCom, Sprint Communications Company, L.P. and Shentel, as amended and supplemented from time to time.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization or other entity or Governmental Entity or “group” (as defined in the Exchange Act).

“Proceeding” shall mean any investigation, action, arbitration, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Retained Site” shall mean an Existing Site that Shentel continues to operate pursuant to an Assignment and Assumption Agreement or a New Lease.

“Services Agreement” shall mean the Sprint PCS Services Agreement, dated as of November 5, 1999, by and between Spectrum and Shentel, as amended and supplemented from time to time.

“Subscriber” shall mean a customer with a unique NPA-NXX, provided that if a customer has more than one NPA-NXX, there shall be deemed to be a Subscriber for each unique NPA-NXX.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” shall mean, collectively, this Agreement, the Shentel Affiliate Addendum, the Assignment and Assumption Agreements and the Bills of Sale.

In addition to the foregoing, the following terms shall have the meanings ascribed to them in the Sections or Articles identified below:

Term	Section/Article

Agreement	Preamble
Alternative Site	6.2(b)(ii)
Assignment and Assumption Agreement	6.2(b)(i)
Bill of Sale	6.2(b)(ii)
Closing	3.1
Closing Date	3.1
Existing Lease	4.4
Existing Sites	4.4
Losses	9.2
New Lease	6.2(b)(i)
Party	Preamble
Rejected Sites	6.2(b)(i)
Shentel	Preamble
Shentel Affiliate Addendum	6.2(a)(i)
Shentel Affiliate Agreements	Recitals
Shentel Indemnified Persons	9.3
Site Equipment	6.2(b)(ii)
Spectrum	Preamble
Sprint	Preamble
SprintCom	Preamble
Sprint Indemnified Persons	9.2
Sprint Subscribers	6.2(a)(ii)
Transition	6.2(b)(ii)
Transition Period	6.2(b)(ii)

Section 1.2            Interpretation Interpretation of this Agreement shall be governed by the following rules of construction: (i) words of the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (iii) references to Schedules refer to the Schedules agreed upon by the Parties in connection with the execution of this Agreement, and the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including, as applicable, the Schedules and exhibits delivered in connection herewith; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Sprint and Shentel have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II

SHENTEL PAYMENT

Section 2.1            Shentel Payment. In consideration for the transactions contemplated by Section 6.2(a), including the right to receive a share of the revenues associated with the Subscribers in the Expansion Area as provided in the Shentel Affiliate Agreements, Shentel shall pay to Sprint an amount equal to Sixty Million Dollars ($60,000,000.00) on the Closing Date by wire transfer of immediately available funds to an account designated by Sprint in writing prior to the date hereof.

Section 2.2            Taxes. The Parties shall comply with all federal, state and local tax Laws applicable to the Transactions. The Parties shall, and shall cause their respective Affiliates to, cooperate with one another by providing such information as may be reasonably requested in connection with any tax filings, tax returns or tax audits relating to the Transactions. Unless Shentel provides Sprint with a tax exemption certificate, Shentel shall be responsible for any transfer taxes applicable to sales of tangible personal property made to Shentel under this Agreement.

ARTICLE III

CLOSING

Section 3.1            Time and Place. Upon the terms and subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) shall take place on the first day of the month after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The date on which the Closing occurs is called the “Closing Date.” Unless the Parties otherwise agree in writing, the Closing shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date.

Section 3.2            Deliveries. On the Closing Date, the Parties shall take the following actions:

(a)                Sprint shall execute and deliver to Shentel:

(i)                 the documents required to be delivered by Sprint at the Closing pursuant to Section 6.2; and

(ii)               the certificates and other documents required to be delivered by Sprint at or prior to Closing under Section 7.1.

(b)               Shentel shall execute and deliver to Sprint:

(i)                 the documents required to be delivered by Shentel at the Closing pursuant to Section 6.2; and

(ii)               the certificates and other documents required to be delivered by Shentel at or prior to Closing under Section 7.2.

Section 3.3            Procedure. At the Closing, the Parties will exchange copies of the Transaction Documents to be delivered at Closing and signature pages thereto by facsimile, .pdf or other appropriate electronic means, the receipt of which will be confirmed by e-mail or telephone. Each Party will deliver, upon request, to the other Party such other documents as the other Party may reasonably request for the purpose of (i) evidencing the accuracy of such Party’s representations and warranties hereunder, (ii) evidencing the performance of such Party of, or the compliance by such Party with, any covenant or obligation required to be performed or complied with by such Party hereunder or (iii) otherwise facilitating the consummation or performance of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPRINT

Sprint hereby represents and warrants to Shentel as follows:

Section 4.1            Organization and Authority; Non-Contravention. Spectrum is a limited partnership and SprintCom is a corporation, each is duly organized, validly existing and in good standing under the laws of its state of organization, and each has all requisite power and authority, and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement, and the Transaction Documents to which Sprint is a party, constitute legal, valid and binding obligations of Sprint, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Sprint of this Agreement or the other Transaction Documents to which Sprint is a party, nor the consummation of the Transactions, will: (i) conflict with, or result in a breach or violation of, any provision of Sprint’s organizational agreements; (ii) constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default, create a material Lien, or give rise to any material right of termination, modification, cancellation, prepayment or acceleration, under (A) any Law or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Sprint or any of its assets; or (iii) require any Consent, other than in the case of clauses (ii) or (iii), any Consents to be obtained by the Parties in accordance with Section 6.2(b).

Section 4.2            No Conflicts. Except as set forth in Schedule 4.2, no Governmental Authorization is required to be obtained or made by or with respect to Sprint in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 4.3            Litigation. There are no claims, demands or Proceedings pending or, to the Knowledge of Sprint, threatened against Sprint or any of its Affiliates that seeks to enjoin the Transaction Documents or the Transactions or otherwise prevent Sprint from performing its obligations under the Transaction Documents or consummating the Transactions. There is no judgment, decree, injunction, rule, order, writ, decree or award of any court, Governmental Entity, arbitrator or other governmental or regulatory official, body or authority outstanding against Sprint or any of its Affiliates, and there are no unsatisfied judgments against Sprint or any of its Affiliates, in each case, that would have a material adverse effect on Sprint’s ability to consummate the Transactions.

Section 4.4            Existing Sites. Schedule 4.4 sets forth a correct and complete list of each cell site leased, used or occupied by Sprint or any of its Affiliates in the Expansion Area (each, an “Existing Site” and, collectively, the “Existing Sites”). Sprint has made available to Shentel correct and complete copies of each lease, sublease, license or other agreement permitting the occupancy and/or use of such Existing Site (including all amendments, modifications, agreements and guarantees related thereto, an “Existing Lease”). To the Knowledge of Sprint, (a) Sprint or its Affiliate holds a valid leasehold or other interest or right to occupy each of the Existing Sites and (b) none of Sprint, its applicable Affiliate or any other party to an Existing Lease is in breach or default thereunder, and no event has occurred that, with or without the giving of notice or lapse of time or both, would constitute a breach or default thereunder.

Section 4.5            Subscribers. As of December 31, 2017, the total number of Sprint Subscribers that are (A) postpaid is 46,879 and (B) prepaid is 19,943.

Section 4.6            No Brokers. Sprint has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SHENTEL

Shentel hereby represents and warrants to Sprint as follows:

Section 5.1            Organization and Authority; Non-Contravention. Shentel is a limited liability company and is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite power and authority, and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement, and the other Transaction Documents to which Shentel is a party, constitute legal, valid and binding obligations of Shentel, enforceable against Shentel in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Shentel of this Agreement or the other Transaction Documents to which Shentel is a party, nor the consummation of the Transactions, will: (i) conflict with, or result in a breach or violation of, any provision of any of Shentel’s organizational agreements; (ii) constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default, create a material Lien, or give rise to any material right of termination, modification, cancellation, prepayment or acceleration, under (A) any Law or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Shentel or its assets; or (iii) require any Consent, other than in the case of clauses (ii) or (iii), any Consents to be obtained by the Parties in accordance with Section 6.2(b).

Section 5.2            No Conflicts. Except as set forth in Schedule 4.2, no Governmental Authorization is required to be obtained or made by or with respect to Shentel in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 5.3            Litigation. There are no claims, demands or Proceedings pending or, to the Knowledge of Shentel, threatened against Shentel or any of its Affiliates that seeks to enjoin the Transaction Documents or the Transactions or otherwise prevent Shentel from performing its obligations under this Agreement or the other Transaction Documents or consummating the Transactions. There is no judgment, decree, injunction, rule, order, writ, decree or award of any court, Governmental Entity, arbitrator or other governmental or regulatory official, body or authority outstanding against Shentel or any of its Affiliates, and there are no unsatisfied judgments against Shentel or any of its Affiliates, in each case that would have a material adverse effect on Shentel’s ability to consummate the Transactions.

Section 5.4            Brokers. Shentel has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1            Covenants and Agreements. Except as may be otherwise provided in this Agreement, each of the Parties shall use, and shall cause each of its Affiliates to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party and its Affiliates in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

Section 6.2            Other Commercial Arrangements.

(a)                Affiliation of Sprint Subscribers and Modification of Shentel Affiliate Agreements.

(i)                 At the Closing, the Parties shall execute and deliver to each other that certain Addendum XXI to the Shentel Affiliate Agreements, in substantially the form attached hereto as Exhibit A (the “Shentel Affiliate Addendum”), which includes, but is not limited to, the following: (A) an expansion of the Shentel Service Area (as defined in the Shentel Affiliate Agreements) to include the Expansion Area; and (B) the network build-out requirements outlined in an exhibit to the Shentel Affiliate Addendum.

(ii)               As of the Closing and pursuant to the Shentel Affiliate Addendum, the postpaid and prepaid subscribers of Sprint and its Affiliates that are Homed to the Expansion Area (the “Sprint Subscribers”) shall be deemed to be either “Customers” or “Prepaid Subscribers,” as applicable, pursuant to the Shentel Affiliate Agreements, and fees and credits relating to the Sprint Subscribers shall be settled as set forth in the Shentel Affiliate Agreements. For the avoidance of doubt, any wholesale subscribers of Sprint and its Affiliates in the Expansion Area will be treated for purposes of the Shentel Affiliate Agreements the same as similar subscribers Homed to areas outside of the Expansion Area.

(iii)             Sprint shall use its reasonable best efforts to reclassify the Expansion Area in its reporting system to be included as part of the Shentel Service Area (as defined in the Shentel Affiliate Agreements) as promptly as reasonably practical.

(b)               Transition of Sprint Network.

(i)                 Within forty-five (45) days after the Closing, Sprint must provide Shentel with copies of all commercially reasonable leasing, network and environmental documentation in Sprint’s possession related to the Existing Sites. Within ninety (90) days after the Closing Date, Shentel must provide Sprint with a list of Existing Sites that Shentel does not want to retain (the “Rejected Sites”). Shentel must supplement that list of Rejected Sites as promptly as reasonably practicable if Shentel subsequently determines in good faith that it does not desire to retain an Existing Site or it is unlikely that (A) any required Consent to an assignment of an Existing Lease can be obtained or (B) a New Lease for an Existing Site can be obtained. Sprint and Shentel will exercise reasonable best efforts between the date hereof and the second anniversary of the Closing to enable Sprint or its applicable Affiliates to assign, transfer, convey and deliver all of their right, title and interest in and to the Existing Sites other than the Rejected Sites (including by assigning the Existing Leases) to Shentel, pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (each, an “Assignment and Assumption Agreement”) or, if required by the lessor under the applicable Existing Lease or otherwise agreed by the Parties, a new lease between Shentel and such lessor (a “New Lease”). Sprint and Shentel will jointly identify and exercise commercially reasonable efforts to obtain any required Consent to assignment for an Existing Lease (or a New Lease, if required by the property owner) other than an Existing Lease for a Rejected Site. Notwithstanding the foregoing or any other provision in this Agreement, Shentel shall not be under any obligation to enter into any Assignment and Assumption Agreement or any New Lease, provided that Shentel’s failure to enter into any such Assignment and Assumption Agreement or New Lease will not release it from its build-out requirements under the Shentel Affiliate Addendum. Shentel is responsible for all costs payable to a property owner to obtain an Assignment and Assumption Agreement or New Lease, but, unless otherwise agreed in writing by Shentel and Sprint, Shentel will not be responsible for any amounts payable by Sprint or its Affiliates (including, without limitation, any early termination, transfer or assignment fees) under an Existing Lease, except for any monthly payments payable to Sprint pursuant to Section 6.2(b)(iii). Subject to obtaining any required consent for access from the counter-party to any Existing Lease, Sprint shall grant Shentel access to any Existing Site prior to the effective date of the Assignment and Assumption Agreement or New Lease to investigate the condition of such site or to prepare such Existing Site for Shentel’s operations, provided that Shentel shall indemnify and hold Sprint and its Affiliates harmless from any damages and claims threatened or arising from Shentel’s access to such site and shall minimize its interference with Sprint’s operations at such site. Except as set forth in this Agreement or the applicable Assignment and Assumption Agreement or Bill of Sale, Sprint makes no representations or warranties as to the condition of any Retained Site or its suitability for any purpose.

(ii)               Sprint will continue to operate each Existing Site (which may be a Rejected Site) that Shentel wants to (I) convert to a Retained Site or (II) replace with an Alternative Site from the date hereof until the earlier of (A) with respect to any Existing Site that does not become a Retained Site, 45 days after Shentel notifies Sprint and Sprint reasonably agrees that Shentel has completed construction of a new cell site or modification of an existing cell site (each, an “Alternative Site”) that, individually or together with other Shentel cell sites (including Retained Sites), will provide comparable network coverage to such Existing Site and Shentel is prepared to commence transmitting and receiving wireless communications from the Alternative Site, (B) with respect to any Alternative Site or Retained Site, the date of the Transition as reasonably agreed to by the Parties, or (C) the effective date of termination or expiration of the applicable Existing Lease (each, a “Transition Period”). For the avoidance of doubt, Sprint is not required to exercise any renewal rights or restricted from exercising any non-renewal rights with respect to any Existing Site. Sprint and Shentel will cooperate and use their respective commercially reasonable efforts to ensure that there is a prompt and seamless cutover of wireless coverage and traffic in the Expansion Area from Sprint’s network to Shentel’s network from each Existing Site to either a Retained Site or an Alternative Site as contemplated herein (each, a “Transition”), which efforts shall include Sprint making the Site Equipment from any Existing Site available to Shentel for Shentel’s use to facilitate a Transition to a Retained Site or an Alternative Site prior to the expiration of the Transition Period. Shentel may inspect the Site Equipment at any Existing Site and must notify Sprint in writing prior to the expiration of the Transition Period for that Existing Site whether Shentel elects to take possession of the Site Equipment at that Existing Site. For each Existing Site for which Shentel elects to take possession of the Site Equipment, at the end of the applicable Transition Period, (A) Sprint or its applicable Affiliate shall assign, transfer, convey and deliver to Shentel all of the Site Equipment located at such Existing Site pursuant to a bill of sale substantially in the form attached hereto as Exhibit C (each, a “Bill of Sale”) and (B) within thirty (30) days thereafter, Shentel must pay to Sprint the sum of $47,619 as the purchase price for such Site Equipment that is located on an Existing Site that is a macro cell site. If any of the Site Equipment at an Existing Site is damaged, destroyed or stolen and Sprint elects not to replace such Site Equipment with Site Equipment reasonably acceptable to Shentel, Shentel may elect to purchase the remaining Site Equipment at that Existing Site at a reduced purchase price mutually agreed to by the parties or Shentel may elect not to purchase the remaining Site Equipment at the Existing Site. If Shentel elects not to take possession of any Site Equipment at any Existing Site, Sprint shall, as soon as practicable, dismantle and/or dispose of any Site Equipment at such Existing Site, which dismantling and/or disposal shall be at Sprint’s sole cost and expense. For all Rejected Sites, Sprint must cease operating any of its remaining transmission equipment at each such site as of the expiration of the Transition Period for such Rejected Site. “Site Equipment” shall mean the cables, antennae, equipment and other personal property, including the property listed on Schedule 6.2, of Sprint or its applicable Affiliate at an Existing Site.

(iii)             For each Existing Site (including any Rejected Sites) that Shentel requests Sprint to continue operating because (A) such Existing Site has not yet become a Retained Site or (B) an Alternative Site is required to provide comparable coverage but it is not yet operational, Sprint shall continue to operate such Existing Site as contemplated in Section 6.2(b)(ii) and, in exchange therefor, Shentel shall pay to Sprint each month during the period from the Closing Date until the end of the applicable Transition Period for such Existing Site an amount equal to (1) $5,100 for each Existing Site that is a macro cell site and (2) $2,550 for each Existing Site that is a repeater site or mini-macro site, less the amount of any rent abatement or other similar abatement that the lessor may provide to Sprint or its applicable Affiliate for any Existing Site for which Shentel is paying to Sprint a monthly operating fee. Such monthly payments shall be deducted from the settlement amounts otherwise due to Shentel under the Shentel Affiliate Agreements.

(iv)             As promptly as reasonably practical following Shentel’s delivery of the list of Rejected Sites pursuant to Section 6.2(b)(i), Sprint or its applicable Affiliate and Shentel shall enter into an Assignment and Assumption Agreement to transfer all Existing Sites that Shentel wants to convert to Retained Sites for which Consents of the counter-parties to the Existing Leases are not required or have been obtained. For each other Existing Site (excluding any Rejected Sites), following the Closing until the earlier of (A) Shentel’s determination that it does not want such Existing Site to become a Retained Site, (B) the expiration of the Existing Lease with respect to such Existing Site or (C) the second anniversary of the Closing Date, Sprint or its applicable Affiliate and Shentel will exercise reasonable best efforts to deliver, on a rolling basis, an Assignment and Assumption Agreement or New Lease for such Existing Site. Pursuant to each Assignment and Assumption Agreement, Shentel will assume from Sprint or its applicable Affiliates the payment, discharge and performance of all liabilities and obligations under the applicable Existing Lease relating to periods after the effective time of the Assignment and Assumption Agreement in accordance with the terms thereof.

Section 6.3            Notice of Certain Events. Each of the Parties shall use commercially reasonable efforts to, and to cause its Affiliates to, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect as of immediately prior to the Closing. Prior to the Closing, each Party shall promptly notify the other in writing (i) of any Proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any Transactions, (ii) of any development causing any of the representations and warranties of such Party in Articles IV or V above, as applicable, to be untrue in any material respect or (iii) of any Proceeding that may be threatened, brought, asserted or commenced against such Party which would have been required to have been disclosed if such Proceeding had arisen prior to the date hereof. No disclosure by either Party pursuant to this Section 6.3, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant herein.

Section 6.4            Confidentiality. All non-public information, written or oral, provided by one Party (or its Affiliates) to any other Party (or its Affiliates) under this Agreement, whether in connection with the defense of a claim or otherwise, shall be kept confidential by the receiving Party and its Affiliates, and shall not be used or disclosed by the receiving Party or its Affiliates except to the extent required in connection with the performance of the receiving Party’s obligations under this Agreement or as required by Law, and then only after the disclosing Party has provided the receiving Party with a reasonable opportunity to seek confidential treatment, a protective order or other limitation on such disclosure. This provision shall survive the Closing or termination of this Agreement for two (2) years. The foregoing provisions of this Section 6.4 are in addition to those in the Agreement for Mutual Use and Nondisclosure of Proprietary Information, effective as of September 23, 2014, by and between Sprint Spectrum L.P. and Shentel.

Section 6.5            Further AssurancesSection 6.6. Each Party shall forthwith upon request execute and deliver such documents and take such commercially reasonable actions, and cause its Affiliates to deliver such documents and take such commercially reasonable actions, as may reasonably be requested by the other Party in order to consummate the Transactions and effectuate the purposes of this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1            Conditions to the Obligations of Shentel. Shentel’s obligation to consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                The representations and warranties of Sprint contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date, and Shentel shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Sprint.

(b)               No Proceeding shall have been instituted by any Governmental Entity to restrain or prohibit or otherwise challenge the legality or validity of the Transactions.

(c)                The covenants and agreements of Sprint to be performed on or prior to the Closing under this Agreement shall have been duly performed and complied with in all material respects, and Shentel shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Sprint.

(d)               Sprint shall have executed and delivered the Shentel Affiliate Addendum.

Section 7.2            Conditions to the Obligations of Sprint. Sprint’s obligation to consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                The representations and warranties of Shentel contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date, and Sprint shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Shentel.

(b)               No Proceeding shall have been instituted by any Governmental Entity to restrain or prohibit or otherwise challenge the legality or validity of the Transactions.

(c)                The covenants and agreements of Shentel to be performed on or prior to the Closing under this Agreement shall have been duly performed and complied with in all material respects, and Sprint shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Shentel.

(d)               Shentel shall have executed and delivered the Shentel Affiliate Addendum.

ARTICLE VIII
TERMINATION

Section 8.1            Termination This Agreement may be terminated, and the Transactions abandoned, without further obligation of any Party except as set forth herein, at any time prior to the Closing Date:

(a)                by mutual written consent of the Parties;

(b)               by either Party (provided that such Party is not otherwise in material breach) if the other Party has materially breached a representation, warranty, covenant or agreement set forth herein, and the breaching Party fails to cure such breach within sixty (60) days of written notice thereof; provided, however, that if the breaching Party diligently attempts to cure such breach during the sixty (60) day time period but fails to do so, such period will be automatically extended for an additional thirty (30) days;

(c)                by either Party upon written notice to the other Party, upon the other Party’s failing, or the other Party having filed against it and remaining pending for more than forty-five (45) days, a petition under Title 11 of the United States Code or similar state law provision seeking protection from creditors or the appointment of a trustee, receiver or debtor in possession;

(d)               by either Party upon written notice to the other Party if a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; and

(e)                by either Party upon written notice to the other Party if the Closing shall not have occurred on or before the date that is six (6) months after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose breach of, or failure to fulfill any material obligation under, this Agreement has been the primary cause of, or resulted in, the failure of this Transactions to be consummated on or before such date.

Section 8.2            Effect of Termination. In the event of a termination of this Agreement, no Party shall have any liability or further obligation to the other Parties to this Agreement, except that (i) nothing herein will relieve a Party from liability for any breach of its representations, warranties or covenants contained in this Agreement, provided, however, that in the absence of a knowing and material breach, the breaching Party shall only be liable to the non-breaching Party for its reasonable and documented out-of-pocket costs and expenses incurred in conducting due diligence related to, negotiating and preparing for the consummation of this Agreement; and (ii) this Article  VIII and Articles  IX and X hereof shall survive the termination of this Agreement for any reason. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1            Survival. The representations and warranties contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date and shall expire at such time. The covenants contained in this Agreement shall survive until they are fully performed. All indemnification obligations under this Agreement shall terminate as of the expiration of the survival period set forth in this Section, provided that the applicable survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made prior to the expiration of such survival period and not resolved prior to such expiration, but any such extension shall apply only as to such claims expressly made in writing prior to such expiration. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 9.2            Indemnification by Shentel. Shentel shall indemnify and hold harmless Sprint and its Affiliates, and their respective owners, managers, directors, officers, employees and agents (the “Sprint Indemnified Persons”) from and against any and all demands, claims, liabilities, actions or causes of action, assessments, actual damages, fines, taxes (including, without limitation, excise and penalty taxes), losses, penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by any Sprint Indemnified Person against Shentel or asserted by third Parties) (collectively “Losses”), incurred or suffered by Sprint or any Sprint Indemnified Person arising out of, in connection with or relating to (i) any material breach of any of the representations or warranties made by Shentel in this Agreement, (ii) any material failure by Shentel to perform any of its covenants or agreements contained in this Agreement or (iii) any Retained Site, to the extent relating to or arising from periods after the conveyance and assignment of such Retained Site to Shentel.

Section 9.3            Indemnification by Sprint. Sprint shall indemnify and hold harmless Shentel and its Affiliates, and their respective owners, managers, directors, officers, employees and agents (the “Shentel Indemnified Persons”) from and against any and all Losses incurred or suffered by Shentel or any Shentel Indemnified Person arising out of, in connection with or relating to (i) any material breach of any of the representations or warranties made by Sprint in this Agreement, (ii) any material failure by Sprint to perform any of its covenants or agreements contained in this Agreement or (iii) any Retained Site, to the extent relating to or arising from periods at or prior to the conveyance and assignment of such Retained Site to Shentel.

Section 9.4            Remedies. Notwithstanding any provisions of this Article IX to the contrary, each of the Parties acknowledges and agrees that the Transactions are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall (subject to any defenses available to the breaching Party other than the possible adequacy of remedies at law) be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party and the non-breaching Party expressly reserves any and all rights and remedies available to the non-breaching Party at law or in equity in the event of any breach or default by the breaching Party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.

ARTICLE X

MISCELLANEOUS

Section 10.1        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties; provided that either Party may assign its rights and obligations under this Agreement to an Affiliate without the other Party’s consent; provided further, that no such assignment shall relieve such Party of its obligations hereunder.

Section 10.2        Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) to the address provided in this Section 10.2, or (ii) if delivered by facsimile transmission to the facsimile number provided in this Section 10.2, when receipt of transmission has been orally confirmed by the receiving Party (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.2), in each case to the applicable addresses set forth below (or such other address which either Party hereto may from time to time specify). Any notice of breach shall be prominently labeled as “Notice of Breach of Contract.” Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

If to Sprint:

Sprint Spectrum L.P.

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Vice President – Business Development

Facsimile No.: (913) 523-2785

and to:

Sprint Spectrum L.P.

6450 Sprint Parkway

Overland Park, Kansas 66251

Attention: John Chapman

Facsimile No.: (913) 523-9823

If to Shentel:

Shenandoah Telecommunications Company

500 Shentel Way

Edinburg, VA 22824

Tel: (540) 984-5040

Attention: William L. Pirtle, Senior Vice President – Wireless

and to:

Shenandoah Telecommunications Company

500 Shentel Way

Edinburg, VA 22824

Tel: (540) 984-5040

Attention: Ray Ostroski, Vice President, Legal and General Counsel

and a copy to (which shall not constitute notice):

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Tel: (804) 788-7217

Fax: (804) 343-4864

Attention: Steven M. Haas

Section 10.3        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 10.4        Entire Agreement; Amendment and Waivers. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shentel and Sprint, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5        Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.6        Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is adversely affected thereby. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 10.7        Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.8        Expenses. Whether or not the Transactions are consummated, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

Section 10.9        Publicity. The Parties hereby agree that except as may be required to comply with the requirements of applicable Law (including the rules and regulations of the Securities and Exchange Commission) or the rules and regulations of any national securities exchange or automated quotation system sponsored by a registered national securities association upon which the securities of one of the Parties or its Affiliates is listed (in either case the disclosing Party shall prior to any proposed written disclosure, permit the non-disclosing Party to review and to the extent practicable comment on such proposed disclosure), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all Parties.

Section 10.10    No Third Party Beneficiaries. Except for the Parties’ respective Affiliates, nothing in this Agreement is intended to or will confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.11    Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers all as of the date first written above.

SPRINT SPECTRUM L.P.

By:
Name:	Kevin Crull
Title:	Chief Strategy Officer

SPRINTCOM, INC.

By:
Name:	Kevin Crull
Title:	Chief Strategy Officer

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:
Name:	Christopher E. French
Title:	President and Chief Executive Officer

[Signature Page to Expansion Agreement]

Exhibit A

Form of Shentel Affiliate Addendum

See attached.

Exhibit A-1

Exhibit B

Form of Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (“Assignment”) is made as of the day of ______, 2018 (the “Effective Date”) by and between ______, ______, a ______, having an address at 6391 Sprint Parkway, Mailstop: KSOPHT0101-Z2000, Overland Park, Kansas 66251-2000 (“Assignor”), and Shenandoah Personal Communications, LLC, a Virginia limited liability company, having an address at 500 Shentel Way, Edinburg, VA 22824 (“Assignee”).

RECITALS:

WHEREAS, Assignor is the tenant under those certain instrument(s) described in the attached Schedule 1, each of which were entered into with the owner of the applicable underlying property (each, a “Landlord”). Each such instrument, together with any extension agreements, amendments, addenda, riders, modification agreements and other documents pertaining thereto, are referred to collectively herein as a “Lease”, and the property leased to Assignor pursuant to such Lease is referred to herein as a “Premises”; and

WHEREAS, Assignor desires to assign the Leases to Assignee and Assignee desires to take an assignment of the Leases from Assignor upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below as well as other valuable consideration, the receipt and adequacy of which are expressly acknowledged, Assignor and Assignee agree as follows:

1.       Assignment of Leases and Delivery of the Premises. Effective as of the Effective Date, Assignor assigns to Assignee and Assignee assumes from Assignor all of Assignor’s right, title, and interest in each Lease. Assignor will deliver possession of the applicable Premises to Assignee on the Effective Date, but Assignor may maintain and operate its equipment at such Premises until the expiration of the Transition Period, as defined in that certain Expansion Agreement, dated February 1, 2018, among Sprint Spectrum L.P., SprintCom, Inc. and Assignee (the “Expansion Agreement”). Each Landlord has either consented to the delivery of the applicable Premises to Assignee as of the Effective Date or such Landlord’s consent to such delivery is not required under the applicable Lease.

2.       Assumptions and Acceptance of Leases and Premises. Assignee hereby accepts the foregoing assignment and agrees to be bound by and to faithfully perform all of the terms, conditions, covenants, and agreements contained in each Lease and to pay promptly all rentals and other payments thereunder of whatever nature, and to assume, from and after the Effective Date, all liabilities and obligations of Assignor as tenant arising from and after the Effective Date and that do not relate to any breach, default, or violation of such Lease by Assignor or any of its affiliates relating to periods prior to or as of the Effective Date. Assignee will accept each Premises in its “AS IS, WHERE IS” condition without any representations or warranties from Assignor, express or implied, except as may be set forth herein or in the Expansion Agreement. [Assignee will also accept the personal property located in or appurtenant to each Premises as more particularly described on the Bill of Sale attached and incorporated herein by reference as Exhibit A.]

Exhibit B-1

3.       Assignor’s Representations. With respect to each Lease, Assignor represents to Assignee that: (a) a correct and complete copy of the Lease has previously been made available to Assignee and the Lease is in full force and effect; (b) Assignor’s interest in the Lease is free and clear of any liens, encumbrances, or adverse interests of third parties created by or on account of Assignor; (c) Assignor has full and lawful authority to assign its interest in the Lease; (d) to Assignor’s knowledge, there is no breach, default, or violation by Assignor under the Lease or any circumstances which by lapse of time or after notice or both would be a breach, default, or violation by Assignor under the Lease; and (e) the rent and all other amounts due under the Lease have been paid through the date specified on Schedule 1.

4.       Mutual Indemnification. Assignor will indemnify Assignee against and will defend and hold Assignee harmless from any and all loss, liability, and expense (including reasonable attorney’s fees and court costs) arising out of: (a) any breach by Assignor of its agreements contained in this Assignment; and (b) any claim, assertion, or demand whatsoever, of any kind or nature, asserted by any Landlord or any third party whatsoever, in connection with any Lease, any Premises, or the use of any Premises to the extent any such claim, assertion, or demand relates to the period of time prior to the Effective Date or relates to any breach, default, or violation of any Lease by Assignor or any of its affiliates relating to periods prior to or as of the Effective Date. Assignee will indemnify Assignor against and will defend and hold Assignor harmless from any loss, liability, and expense (including reasonable attorney’s fees and court costs) arising out: (a) any breach by Assignee of its agreements contained in this Assignment; and (b) any claim, assertion, or demand whatsoever, of any kind or nature, asserted by any Landlord or any third party whatsoever, in connection with any Lease, any Premises, or the use of any Premises to the extent any such claim, assertion, or demand relates to the period of time from and after the Effective Date or relates to any breach, default, or violation of any Lease by Assignee or any of its affiliates relating to periods after the Effective Date, excluding specifically any claims, assertions, or demands resulting from any acts or omissions of Assignor or its affiliates, including, without limitation, any breach, default, or violation of any Lease by Assignor or its affiliates relating to periods prior to or as of the Effective Date.

5.       Governing Law. As to each Lease, this Assignment will be governed by the laws of the state in which the Premises described in such Lease is located.

6.       Modification. This Assignment may be modified only by a written instrument duly executed by Assignor and Assignee.

7.       Binding Effect. The terms and provisions of this Assignment will inure to the benefit of, and will be binding upon, the successors, assigns, personal representatives, heirs, devisees, and legatees of Assignor and Assignee.

Exhibit B-2

8.       Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[The remainder of this page is intentionally left blank.]

Exhibit B-3

Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

___,
a ___

By:
Name:
Title:

ASSIGNEE:

Shenandoah Personal Communications, LLC,
a Virginia limited liability company

By:
Name:
Title:

Exhibit B-4

Exhibit A

Bill of Sale

THIS BILL OF SALE (“Bill of Sale”) is made and entered into as of the _____ day of __________, 2018, by and between ______, ______, a ______ (“Grantor”), and Shenandoah Personal Communications, LLC, a Virginia limited liability company (“Grantee”).

1.       For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby assign, sell, convey, and deliver to Grantee, its successors and assigns, all of Grantor’s right, title, and interest in and to the Site Equipment (as defined in that certain Expansion Agreement, dated as of February 1, 2018, by and among Sprint Spectrum L.P., SprintCom, Inc. and Grantee, located on certain property described on the attached Schedule 1. Grantor warrants that it is the owner of such Site Equipment and is authorized to convey such Site Equipment to Grantee. With the exception of the warranties contained in the immediately preceding sentence, Grantor conveys such Site Equipment to Grantee “As Is,” “Where Is”, with all faults, and Grantor makes no warranties or representations as to the condition of such Site Equipment or its suitability for any purpose.

2.       This Bill of Sale inures to the benefit of and is binding upon the successors and assigns of the parties hereto.

3.       This Bill of Sale shall be governed by and construed in accordance with the internal laws of the state in which the Site Equipment is located applicable to contracts made and wholly performed within such state, without regard to principles of conflicts of law thereof.

4.       This Bill of Sale may be executed in a number of identical counterparts which, taken together, constitute collectively one agreement.

5.       This Bill of Sale may be modified or supplemented only by written agreement of the parties hereto.

[The remainder of this page is intentionally left blank.]

Exhibit B-5

IN WITNESS WHEREOF, Grantor and Grantee have executed this Bill of Sale as of the day and year first written above.

_____________________________	SHENANDOAH PERSONAL
COMMUNICATIONS, LLC

By:	By:
Name:	Name:
Its:	Its:

Exhibit B-6

LANDLORD’S CONSENT AND RELEASE

The undersigned (“Landlord”) hereby consents to the assignment of that certain lease, together with any lease extension agreements, lease amendments, addenda, riders, modification agreements, and other documents pertaining thereto listed on Schedule 1 attached and incorporated herein by reference (collectively, the “Lease”), to Shenandoah Personal Communications, LLC, a Virginia limited liability company (“Assignee”), pursuant to that certain assignment and assumption agreement (the “Assignment and Assumption Agreement”) between Assignee and ______, ______, a ______ (“Assignor”), and without waiving its right to consent to future assignments of the Lease. This consent shall be effective when Assignor and Assignee have duly executed the Assignment and Assumption Agreement (such date, the “Effective Date”).

Landlord affirms that it is not in default of the Lease and is not aware of any circumstances which by lapse of time or provision of notice or both which would constitute a default on the part of Landlord or Assignor under the Lease or of any claim, either monetary or non-monetary, which Landlord may have against Assignor.

Release of Assignor. Effective on the Effective Date, it is expressly understood by the parties that Landlord does hereby release and forever discharge Assignor, its successors, assigns, agents, employees, officers, directors, attorneys, shareholders, and other representatives of and from any and all claims and causes of action of any kind and every character, known and unknown, which arise out of or in connection with the Lease, the assignment thereof, or the premises identified in the Lease (the “Premises”) that occur or accrue after the Effective Date. This provision constitutes a release with respect to the Lease and the assignment thereof and may be pleaded by Assignor as a full and complete defense, and may be used by Assignor as the basis for an injunction against any claims which may be instituted, prosecuted, or maintained in breach of this provision.

Option(s) to Extend or Renew/Modifications of the Lease. Landlord acknowledges that any right to modify, extend, or renew the Lease term may be exercised by Assignee.

No Recapture. Landlord hereby expressly waives any right to recapture with respect to the Lease or the Premises in connection with the assignment thereof, to the extent applicable.

Dated: __________	LANDLORD:

______,
a ______

By:
Name:
Title:

Exhibit B-7

Schedule 1

Leases

1.	[Lease and Premises Descriptions]

Exhibit B-8

Exhibit C

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made and entered into as of the _____ day of __________, 2018, by and between ______, ______, a ______ (“Grantor”), and Shenandoah Personal Communications, LLC, a Virginia limited liability company (“Grantee”).

1.       For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby assign, sell, convey, and deliver to Grantee, its successors and assigns, all of Grantor’s right, title, and interest in and to the Site Equipment (as defined in that certain Expansion Agreement, dated as of February 1, 2018, by and among Sprint Spectrum L.P., SprintCom, Inc. and Grantee, located on certain property described on the attached Schedule 1. Grantor warrants that it is the owner of such Site Equipment and is authorized to convey such Site Equipment to Grantee. With the exception of the warranties contained in the immediately preceding sentence, Grantor conveys such Site Equipment to Grantee “As Is,” “Where Is”, with all faults, and Grantor makes no warranties or representations as to the condition of such Site Equipment or its suitability for any purpose.

2.       This Bill of Sale inures to the benefit of and is binding upon the successors and assigns of the parties hereto.

3.       This Bill of Sale shall be governed by and construed in accordance with the internal laws of the state in which the Site Equipment is located applicable to contracts made and wholly performed within such state, without regard to principles of conflicts of law thereof.

4.       This Bill of Sale may be executed in a number of identical counterparts which, taken together, constitute collectively one agreement.

5.       This Bill of Sale may be modified or supplemented only by written agreement of the parties hereto.

[The remainder of this page is intentionally left blank.]

Exhibit C-1

IN WITNESS WHEREOF, Grantor and Grantee have executed this Bill of Sale as of the day and year first written above.

_____________________________	SHENANDOAH PERSONAL
COMMUNICATIONS, LLC

By:	By:
Name:	Name:
Its:	Its:

Exhibit C-2

Schedule 1

Leases

1.	[Lease and Premises Description]

Exhibit C-3